Exhibit 99.1

Amendment and Agreement

This Amendment and Agreement, entered into as of November 30, 2012 (the “Effective Date”), amends certain agreements by and between C. Scott Hisey (referred to as Hisey) and UniTek Global Services, Inc. (referred to as UniTek), and also contains certain other agreements and covenants between Hisey and UniTek.

BACKGROUND

WHEREAS, Hisey and UniTek are party to a Separation of Employment Agreement and General Release, dated as of January 10, 2012 (the “Separation Agreement”) and a Consulting Services Agreement, dated as of January 18, 2012 (the “Consulting Agreement”);

WHEREAS, Hisey and UniTek have mutually agreed to modify certain terms of such agreements pursuant to this Amendment and Agreement, and to enter into certain other covenants, as expressed herein; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings accorded to such terms in the Separation Agreement.

NOW, THEREFORE, in consideration of the mutual premises set forth in this Amendment and Agreement and of other good and valuable consideration the sufficiency of which Hisey and UniTek each acknowledges, and intending to be legally bound hereby, Hisey and UniTek agree as follows:

1.                                      Hisey will voluntarily resign from Unitek’s Board of Directors effective immediately upon execution of this Amendment and Agreement.  Hisey will be paid no compensation for service on the Board for any period after the date of his resignation.   All compensation earned through that date shall be paid promptly following such date, and any unvested equity awards issued prior to such date shall vest on such date.

2.                                      The parties agree that the Consulting Agreement shall not be renewed as of the end of its initial term on January 18, 2013.  UniTek will pay Hisey compensation under the Consulting Agreement, in accordance with its terms, through such date.

3.                                      Hisey and UniTek will cooperate in good faith to cause the dissolution of Nex-Link USA, LLC as promptly as practicable following the execution of this Amendment and Agreement.  All expenses incurred in connection with such dissolution will be the responsibility of UniTek.

4.                                      The following activities shall not be deemed to violate Section 2.4 of the Separation Agreement or the portions of the Employment Agreement that are referenced in such Section 2.4:  Hisey may perform consulting services regarding merger and acquisition and general business activities directly, indirectly or on behalf of a third party in the telecommunications services industry (the “Permitted Services”); provided, however, that Hisey may not perform Permitted Services for, or to the extent they relate, directly or indirectly, to such customers of UniTek as are set forth on a list of customers agreed to as of the date hereof by Hisey and UniTek, as such list may be amended from time to time hereafter in writing by the mutual agreement of UniTek (executed by the Chairman of the Board or Chief Executive Officer) and Hisey (the “Restricted Customers”).  The foregoing proviso shall not, however, prohibit Hisey from performing Permitted Services for or on behalf of third parties other than the Restricted Customers so long as such Permitted Services do not relate, directly or indirectly, to transactions, negotiations or other arrangements between such other third parties and any Restricted Customer.

5.                                      Except as described in Section 6 below, in consideration for modifications of Permitted Services as set forth in Section 4, Hisey waives and releases any and all contractual claims, whether or not now known to Hisey, against UniTek, its subsidiary and affiliated companies, and all of their respective past and present officers, directors, employees, agents and assigns (collectively, the “Releasees”), arising from or relating to any and all acts, events and omissions occurring after January 10, 2012 and prior to the Effective Date.

In waiving and releasing any and all claims against the Releasees, whether or not now known to Hisey, Hisey understands that this means that, if Hisey later discovers facts different from or in addition to those facts currently known by Hisey, or believed by Hisey to be true, the waivers and releases of this Amendment and Agreement will remain effective in all respects, despite such different or additional facts and Hisey’s later discovery of such facts, even if Hisey would not have agreed to this Amendment and Agreement if Hisey had prior knowledge of such facts.

6.                                      The only claims that are not being waived and released by Hisey under Section 5 above are claims Hisey may have for:

(a)                                 continuation of existing participation in UniTek-sponsored group health benefit plans, at Hisey’s full expense, under the federal law known as “COBRA” and/or under an applicable state counterpart law;

(b)                                 any benefit entitlements that are vested as of the Separation Date pursuant to the terms of a UniTek-sponsored benefit plan governed by the federal law known as “ERISA;”

(c)                                  vested shares of common stock and/or vested option shares pursuant to the written terms and conditions of Hisey’s existing stock and stock option grants and agreements, existing as of the Separation Date;

(d)                                 violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and

(e)                                  any right Hisey may have to (1) enforce his rights under this Amendment and Agreement and (2) indemnification as an officer, director or employee of UniTek (or any affiliate thereof) pursuant to the articles of incorporation or by-laws (or other governing instruments) of UniTek (or any affiliate thereof).

7.                                      Except as expressly affected by the terms of this Amendment and Agreement, the Separation Agreement and Consulting Agreement shall continue in full force and effect in accordance with their respective terms, without any waiver, amendment or other modification of any provision thereof.

8.                                      This Amendment and Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Amendment and Agreement may be executed and delivered by facsimile.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment and Agreement as of the date and year first above written.

By:	/s/ C. Scott Hisey	By:	/s/ Michael O’ Donnell
	C. Scott Hisey		Michael O’Donnell
Chairman, Unitek Global Services